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                                                                    EXHIBIT 11.1

                            TICKETMASTER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION) (UNAUDITED)

                                                                     THREE MONTHS ENDED APRIL
                                                                                30,
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
Weighted average number of common shares and exchangeable common
  shares outstanding(1)...........................................   15,310,405      25,483,402
Common Stock equivalents from outstanding stock options...........          n/a             n/a
                                                                    -----------     -----------
                                                                     15,310,405      25,483,402
                                                                    ===========     ===========
Net income (loss).................................................  $    (1,979)    $     1,881
                                                                    ===========     ===========
Net income (loss) per share.......................................  $     (0.13)    $      0.07
                                                                    ===========     ===========

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(1) Includes 1,115,531 of exchangeable common shares outstanding in 1997 for two months commencing March 1, 1997 issued in connection with the acquisition of Ticketmaster Canada Holdings Ltd.

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